Exhibit 99.1

CONTACT:

Dee Ann Johnson

Chief Financial Officer and Treasurer

(412) 456-4410

dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE

PITTSBURGH, PA

October 28, 2013

Ampco-Pittsburgh Announces Third Quarter Earnings

Ampco-Pittsburgh Corporation (NYSE: AP) announces sales for the three and nine months ended September 30, 2013 of $64,433,000 and $203,995,000, respectively, against $72,190,000 and $215,751,000 for the comparable prior year periods. Income from operations approximated $20,777,000 and $24,879,000 for the three and nine months ended September 30, 2013, respectively, and includes a pre-tax credit of approximately $16,340,000 representing estimated additional insurance recoveries through 2022 for asbestos liabilities on account of insurance coverage settlement agreements entered into during the quarter. Income from operations for the three and nine months ended September 30, 2012 equaled $3,748,000 and $10,793,000, respectively. Net income for the three and nine months ended September 30, 2013 was $12,705,000 or $1.23 per share and $13,937,000 or $1.35 per share, respectively, including the after-tax credit of approximately $10,620,000 or $1.03 per share for the above-mentioned insurance settlements, in comparison to $1,528,000 or $0.15 per share and $5,037,000 or $0.49 per share for the three and nine months ended September 30, 2012.

For the Forged and Cast Rolls segment, sales for the quarter and year-to-date periods were less than the comparable prior year periods principally due to weak demand worldwide which is driving margins lower and reducing earnings. The impact to operating income was offset by receipt of insurance proceeds for lost margin on rolls damaged during Hurricane Sandy in 2012 resulting in operating income for the third quarter 2013 slightly better than third quarter 2012. For the Air and Liquid Processing group, sales for the three and nine months ended September 30, 2013 were less than the comparable prior year periods; however, operating income improved due to the pre-tax credit of approximately $16,340,000 for the above-mentioned insurance settlements and changes in product mix.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Some of these risks are set forth in the Corporation’s Annual Report on Form 10-K as well as the Corporation’s other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2013	2012	2013	2012

Sales	$64,433,000	$72,190,000	$203,995,000	$215,751,000

Income from operations (1)	20,777,000	3,748,000	24,879,000	10,793,000
Other expense – net	(565,000)	(217,000)	(1,669,000)	(763,000)

Income before income taxes	20,212,000	3,531,000	23,210,000	10,030,000
Income tax expense	(7,057,000)	(1,498,000)	(7,958,000)	(3,643,000)
Equity loss in Chinese joint venture	(450,000)	(505,000)	(1,315,000)	(1,350,000)

Net income (2)	$12,705,000	$1,528,000	$13,937,000	$5,037,000

Earnings per common share:
Basic (2)	$1.23	$0.15	$1.35	$0.49

Diluted (2)	$1.22	$0.15	$1.34	$0.48

Weighted-average number of common shares outstanding:
Basic	10,362,746	10,342,756	10,355,272	10,336,865

Diluted	10,407,664	10,384,291	10,404,158	10,387,839

(1)	Income from operations for the three and nine months ended September 30, 2013 includes a pre-tax credit of approximately $16,340,000 representing estimated additional insurance recoveries through 2022 for asbestos liabilities on account of insurance coverage settlement agreements entered into during the quarter.
(2)	Net income for the three and nine months ended September 30, 2013 includes an after-tax credit of approximately $10,620,000 or $1.03 per share representing estimated additional insurance recoveries through 2022 for asbestos liabilities on account of insurance coverage settlement agreements entered into during the quarter.